Exhibit 23.1

PricewaterhouseCoopers [LOGO]

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-68855) of PMA Capital Corporation of our report dated June 20, 2003 relating to the financial statements for the years ended December 31, 2002 and 2001 of the PMA Capital Corporation 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

June 25, 2004